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                                                                    EXHIBIT G-12

                                     Form of

                            Master Services Agreement

                                     between

                            CenterPoint Energy, Inc.

                                       and

                             its Associate Companies


            This Master Services Agreement (the "Agreement"), dated as of _________, 2002, is entered into in multiple parts by and between the companies whose names appear on the signature pages hereof, (each, a "Company" or "Recipient" and collectively, the "CenterPoint Companies" or "Recipients"), and CenterPoint Energy, Inc., a Texas corporation ("CenterPoint").

RECITALS

            A. In connection with the authorizations sought in File No. 70-9895, CenterPoint will register as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Because it is contemplated that CenterPoint will be only temporarily a registered holding company, CenterPoint does not intend to establish a subsidiary service company to provide services to CenterPoint and its subsidiaries.

            B. Instead, during this interim period which is not intended to exceed one year, CenterPoint will provide services, as set forth herein, to its Associate Companies.

            Accordingly, CenterPoint and the CenterPoint Companies desire to enter into this Master Services Agreement to allow for the provision of temporary services by CenterPoint to the CenterPoint Companies.

             NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

I. TERM OF AGREEMENT.

            This Agreement shall be effective beginning on the date of the Initial Order up to one year from the date of such order or such other period as permitted by the Securities and Exchange Commission (the period during which this Agreement remains effective being referred to herein as the "Term").


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                                                                    EXHIBIT G-12


II. SERVICES OFFERED.

            Exhibit I to the Agreement lists and describes the services that may be available from CenterPoint. CenterPoint offers to supply those services to each Recipient that is a party to the Agreement. The services are and will be provided to the Recipient only at the request of the Recipient. From time to time, the parties may identify additional services that CenterPoint may provide to Recipients under this Agreement. CenterPoint will consult with the Recipients to delineate the scope and terms of additional services that may be offered.

            The services offered may be further described in Service Level Agreements that define performance metrics or standards and other procedures and requirements with respect to the provision of a particular category of services. To the extent a category of service is more fully described in a Service Level Agreement, it is incorporated into this Agreement by reference.

            CenterPoint shall maintain sufficient resources to perform its obligations under this Agreement and shall perform its obligations in a commercially reasonable manner. If no specific performance metrics for the provision of a service are established, CenterPoint shall provide the service exercising the same care and skill as it exercises in performing similar services for itself.

            If a Recipient requests the level at which any service to be provided to be scaled up to a level in excess of the level in effect during the prior twelve months, the Recipient shall give CenterPoint such advance notice as it may reasonably require sufficient to make any necessary preparations to perform such services on the scaled up or modified basis. The level of a service shall be considered scaled up if providing the service at the proposed level involves an increase in personnel, equipment or other resources that is not de minimis and is not reasonably embraced by the agreed definition and scope of that service prior to the proposed increase.

II. SERVICES SELECTED

      A.    Initial Selection of Services.

            Each Recipient shall designate on Exhibit II to the Agreement, which may be amended when additional services are offered, the services that it agrees to receive from CenterPoint. Designation may also be in the form of an opt-out where each company agrees to receive all services from CenterPoint except those specifically enumerated in Exhibit II.

      B.    Annual Selection of Services.

            CenterPoint shall send an annual service proposal form to each Recipient on or about July 1 listing services proposed for the next fiscal year. By July 31, the Recipient shall notify CenterPoint of the services it has elected to receive during the next fiscal year.



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                                                                    EXHIBIT G-12


III. PERSONNEL

            CenterPoint will provide services by using the services of executives, accountants, financial advisers, technical advisers, attorneys, engineers and other persons with the necessary qualifications.

            If necessary, CenterPoint, after consultation with the Recipient, may also arrange for the services of affiliated or unaffiliated experts, consultants, attorneys and others in connection with the performance of any of the services supplied under this Agreement. CenterPoint also may serve as administrative agent, arranging and monitoring services provided by third parties to Recipient, whether such services are billed directly to Recipient or through CenterPoint.

            CenterPoint's sole responsibility to the Recipient for errors or omissions in services shall be to furnish correct information and/or adjustments in the services, at no additional cost or expense to Recipient; provided, Recipient must promptly advise CenterPoint of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions. In no event shall CenterPoint have any liability under this Agreement or otherwise arising out of or resulting from the performance of, or the failure to perform, services for loss of anticipated profits by reason of any business interruption, facility shutdown or non-operation, loss of data or otherwise or for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence, including gross negligence, or breach of obligations hereunder and whether or not Recipient was informed of the possibility of the existence of such damages.

            CenterPoint may contract for the services of certain employees of the CenterPoint System Companies for the purpose of staffing its service operations. These arrangements will comply with the applicable provisions under the 1935 Act, including the provisions of Rule 90 thereunder requiring the performance of services on the basis of cost.

IV. COMPENSATION AND ALLOCATION

            As and to the extent required by law, CenterPoint will provide such services at cost allocated on a fair nondiscriminatory basis. The CenterPoint Policies and Procedures Manual contains rules for determining and allocating costs. The parties shall use good faith efforts to discuss any situation in which the actual charge for a service is reasonably expected to exceed the estimated charge, if any, set forth in a Service Level Agreement, provided, however, that charges incurred in excess of any such estimate shall not justify stopping the provision of, or payment for, services under this Agreement.

V. TAXES.

            Recipient shall bear all taxes, duties and other similar charges
(and any related interest and penalties), imposed as a result of its receipt of services under this Agreement, including any tax which Recipient is required to withhold or deduct from payments to CenterPoint. CenterPoint may collect from Recipient any sales, use and similar taxes imposed
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                                                                    EXHIBIT G-12

on the provision of services and shall pay such tax to the appropriate governmental or taxing authority.

VI. BILLING

            Charges will be rendered during the first week of each month covering amounts incurred during the prior month. Charges will be based on actual amounts paid. If allocations are required, they may be based on estimated values based on estimates in budget plans for the relevant values. Estimated amounts will be adjusted on subsequent charges either in a subsequent month or at the end of the year. Any amount remaining unpaid after fifteen days following receipt of the bill shall bear interest thereon from the date of the bill at the lesser of the prime rate announced by JPMorgan Bank and in effect from time to time plus 2% per annum or the maximum non-usurious rate of interest permitted by applicable law.

            CenterPoint will support its charges with reasonable documentation (which may be maintained in electronic form). CenterPoint will make adjustments to charges as required to reflect the discovery of errors or omissions in the charges.

VII. TERMINATION AND MODIFICATION.

      A.    Modification of Services.

            The Recipient may modify its selection of services at any time during the fiscal year by giving CenterPoint written notice sixty (60) days in advance for the additional services it wishes to receive, and/or the services it no longer wishes to receive, from CenterPoint.

      B.    Modification of Other Terms and Conditions.

            No other amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

      C.    Termination of this Agreement.

            The Recipient may terminate this Agreement with CenterPoint by providing sixty (60) days advance written notice of such termination to CenterPoint. CenterPoint may terminate this Agreement as to the Recipient by providing sixty (60) days advance written notice of such termination to the Recipient.

            This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the 1935 Act, or with any rule, regulation or order of the Securities and Exchange Commission ("SEC") adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.



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                                                                    EXHIBIT G-12


VIII. NOTICE.

            Where written notice is required by this Agreement, said notice shall be deemed given when delivered in person, by electronic mail, or when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed, if to CenterPoint, to the Chief Financial officer and, if to Recipient, to its President at the address listed on the most recent
Exhibit II received by CenterPoint.

IX. GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provisions.

X. ENTIRE AGREEMENT

            This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and of no further force or effect.

XI. WAIVER

            No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

XII. ASSIGNMENT

            This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

XIII. SEVERABILITY

            If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

XIV. EFFECTIVE DATE

            This Agreement is effective as of the date of the Initial Order.



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                                                                    EXHIBIT G-12


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above mentioned.

                     By Recipient:







                     By CenterPoint:










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                                                                    EXHIBIT G-12


                                    EXHIBIT I

    Cost Accumulation and Assignment, Allocation Methods, and Description of
                  Services Offered by CenterPoint to Recipient

            This document sets forth the methodologies used to accumulate the costs of services that may be performed by CenterPoint and to assign or allocate such costs to other subsidiaries and business units within the CenterPoint registered holding company system that receive services from CenterPoint.

Cost of Services Performed

            CenterPoint shall maintain an accounting system that enables costs to be identified by Cost Center, Account Number or Capital Project ("Account Codes"). The primary inputs to the accounting system shall be payroll records for CenterPoint's employees, accounts payable transactions and journal entries. Charges for labor shall be made at the employees' effective hourly rate, including the cost of pensions, other employee benefits and payroll taxes. To the extent practicable, costs of services shall be directly assigned to the applicable Account Codes. The full cost of providing services shall also include certain indirect costs, e.g., departmental overheads, administrative and general costs, and taxes. Indirect costs shall be associated with the services performed in proportion to the directly assigned costs of the services or other relevant cost allocators.

Cost Assignment and Allocation

            CenterPoint's costs shall be directly assigned, distributed or allocated to Recipients in the manner described below:

      1. Costs accumulated in Cost Centers for services specifically performed for a single Recipient shall be directly assigned or charged to such Recipient;

      2. Costs accumulated in Cost Centers for services specifically performed for two or more Recipients shall be distributed among and charged to such Recipients using methods determined on a case-by-case basis consistent with the nature of the work performed and based on one of the allocation methods described below; and

      3. Costs accumulated in Cost Centers for services of a general nature which are applicable to all Recipients or to a class or classes of Recipients shall be allocated among or charged to such Recipients by application of one or more of the allocation methods described below.

Allocation Methods

            The following methods shall be applied, as indicated in the Description of Services section that follows, to allocate costs for services of a general nature.
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                                                                    EXHIBIT G-12


      1. Operating Expense - A ratio based on operating expense minus fuel and purchase power. This ratio will be determined annually based on annual plan operating expense and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on actual operating expense.

      2. Total Assets Ratio - A ratio based on the total assets minus investments in subsidiaries and goodwill. This ratio will be determined annually based on annual plan assets and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on twelve month average of actual assets.

      3. Cash Flow- A ratio based on operating expense including fuel, purchase power, capital expenditures; less depreciation expense. This ratio will be determined annually based on annual plan cash flow and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on actual cash flow.

      4. Head Count - A ratio based on active and retiree headcount. This ratio will be determined annually based on annual plan head count and will be adjusted for any known and reasonably quantifiable events and will be trued-up at the end of the fiscal year based on actual head count.

      5. Direct Labor - A ratio based on billable hours. This ratio will be determined monthly based monthly billable hours.

      6. Client Unit Usage - This factor is determined based on the actual unit/usage that is utilized by the applicable Recipients. This factor will be determined annually based on units/usage utilized at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

      7. Square Footage - This factor will be determined based on actual square footage used by the applicable Recipients. This factor will be determined annually based on square footage utilized at the end of the previous fiscal year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

Description of Services

            A description of each of the services performed by CenterPoint, which may be modified from time to time, is presented below. As discussed above, where identifiable, costs will be directly assigned or distributed to Recipients. For costs accumulated in Cost Centers which are for services of a general nature that cannot be directly assigned or distributed, the method or methods of allocation are also set forth. Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate and to the extent permitted under the SEC 60-day letter procedure, and will be provided to state regulatory agencies and to each affected Recipient.

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                                                                    EXHIBIT G-12


      1. Accounting Services

            CenterPoint may provide various services to the Recipients including corporate tax, treasury, strategic planning, planning, corporate accounting and reporting, general ledger maintenance and all accounting record keeping, processing certain accounts such as accounts payable, cash management, and others as may be deemed necessary, hedging policy and oversight, financial planning and rates. Each Recipient may also maintain its own corporate and accounting group and engage CenterPoint to provide advice and assistance on accounting matters, including the development of accounting practices, procedures and controls, the preparation and analysis of financial reports and the filing of financial reports with regulatory bodies, on a system-wide basis. Costs of a general nature may be allocated using the Operating Expense or Cash Flow Ratio.

      2. Internal Auditing

            CenterPoint may conduct periodic audits of administration and accounting processes. Audits would include examinations of Recipients' service agreements, accounting systems, source documents, allocation methods and billings to assure proper authorization and accounting for services. Costs of a general nature may be allocated using the Direct Labor Ratio.

      3. Communications

            CenterPoint may assist the Recipients to develop and support branding and corporate promotions, advertising and brand equity. Individually, the Recipients may maintain independent marketing personnel to handle the day-to-day details of marketing campaigns. Costs of a general nature may be allocated using the Total Assets Ratio.

      4. Legal Services

            CenterPoint may provide various legal services and general legal oversight, as well as corporate secretarial functions and filing of reports under securities laws and the 1935 Act for the benefit of the Recipients. Costs of a general nature may be allocated using the Operating Expense Ratio.

      5. Human Resources

            CenterPoint may assist the Recipients in developing policy and planning for total compensation plans, workforce planning and training, employee relations policies and programs, and in training personnel in a coordinated manner throughout the CenterPoint System Companies. Each Recipient may maintain a human resources group to handle the individualized application of policies and programs. Costs of a general nature may be allocated using the Head Count Ratio. Costs of providing employee and executive benefits will be allocated directly to the Recipient based on costs incurred for its employees and retirees, and any costs of a general nature which are not otherwise recovered, such as through payroll burden charges, will be allocated using the Head Count Ratio.
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                                                                    EXHIBIT G-12


      6. Executive

            CenterPoint may use the executive staff of CenterPoint in order to assist the Recipients in formulating and executing general plans and policies, including operations, issuance of securities, appointment of executive personnel, budgets and financing plans, expansion of services, acquisitions and dispositions of property, public relations and other related matters. Costs of a general nature may be allocated using the Total Asset Ratio.

      7. Regulatory and Governmental Affairs

            CenterPoint may assist the Recipients in developing policy for regulatory strategy, Senate Bill 7 Implementation, and support litigation and regulatory proceedings. Costs of a general nature may be allocated using the Total Asset Ratio.

      8. Information Systems and Technology

            CenterPoint may provide the Recipients with the following services:
Mainframe Operations, Enterprise Document Management, Data Circuit Management, Voice Services, IT Solutions Delivery, and Desktop Data Device services. Costs are billed to Recipients based on various metrics and cost allocations.

Mainframe Operations

                                                             Methodology                                 Metric
                                                             -----------                                 ------
   Legacy Mainframe CPU Utilization                       Client Unit Usage                              CPU Second
   Legacy Mainframe Data Storage                          Client Unit Usage                              Megabyte
   SAP Mainframe Data Storage                             Client Unit Usage                              Megabyte
   SAP Mainframe CPU Utilization                          Client Unit Usage                              CPU Second
   Enterprise Client Specific                             Client Unit Usage                              Direct Billed

Enterprise Document Management

 Methodology: Client Unit Usage
 Metric: Hour

Data Circuit Management

 Methodology: Client Unit Usage
 Metric: Hour

Voice Services

                                                             Methodology                                 Metric
                                                             -----------                                 ------
 Telephone Basic Line                                     Client Unit Usage                              telephone line
 Moves/Adds/Change (MAC)                                  Client Unit Usage                              hour
 Call Center Basic Line                                   Client Unit Usage                              telephone line
 Video Conferencing                                       Client Unit Usage                              conference + long distance

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                                                                    EXHIBIT G-12


IT Solutions Delivery

 Methodology: Client Unit Usage
 Metric: Hour

SAP Production Support

 Allocation Methodology: Headcount and Operating Expense

Desktop Data Device Services

                                                             Methodology                                 Metric
                                                             -----------                                 ------
Equipment                                                    Client Unit Usage                           login ID
Lotus Notes Messaging                                        Client Unit Usage                           login ID
LAN and Security Account Creation                            Client Unit Usage                           login ID
Network WAN/LAN                                              Client Unit Usage                           login ID
Client Support Center Help Desk                              Client Unit Usage                           login ID


      9. Business Support

FACILITY MANAGEMENT - Provide clients with general operating maintenance, administrative and management duties for building operations. This service also include project management and security for managed properties. Costs for Facility Management are allocated based on the Square Footage utilized.

OFFICE SUPPORT SERVICES - Provide clients with copying, inserting, mailing, call center, and graphic design functionality. This service also includes records management and managing office supplies. Costs for Office Support Services are generally allocated based on client unit usage.

FINANCIAL SERVICES - Provides payroll, bank reconciliation, check disbursements, and escheat processing/reporting. This service also provides clients with assistance in Corporate Travel. Costs for FS are generally allocated based on client unit usage.

PURCHASING & LOGISTICS - Provides clients with procurement and Accounts Payable services. Costs for purchasing and logistics are generally allocated based on client unit usage.
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                                                                    EXHIBIT G-12


                                   EXHIBIT II

              AGREED UPON SERVICES TO BE RECEIVED FROM CENTERPOINT


SERVICES                                               YES               NO
1.   Regulatory and Govt. Affairs                     _____             _____
2.   Internal Auditing                                _____             _____
3.   Accounting Services                              _____             _____
4.   Communications                                   _____             _____
5.   Human Resources                                  _____             _____
6.   Legal Services                                   _____             _____
7.                                                    _____             _____
8.   Financial Services                               _____             _____
9.   Information Systems and Technology               _____             _____
10.  Executive                                        _____             _____
11.                                                   _____             _____
12.  Customer Services                                _____             _____
13.  Employee Services                                _____             _____
14.  Engineering                                      _____             _____
15.  Business Support                                 _____             _____
     i.  Purchasing                                   _____             _____
     ii. Facilities Management                        _____             _____
16.  Other                                            _____             _____


[Signature Blocks]


         --------------------------
         (Company Name)


         --------------------------
         (President)


         --------------------------


         --------------------------
         (Address)


         --------------------------
         (Date)